EXHIBIT 10.27

March 7, 1996



Getty Petroleum Corp.
125 Jericho Turnpike
Jericho, New York  11753

Dear       :

     With reference to the Letter Agreement dated December 9, 1994 (the "Agreement") between you and Getty Petroleum Corp. ("Getty"), Getty and you hereby agree that the Agreement shall be amended as follows:

     The term "substantial structural change" shall be amended to also include a "spin-off", dividend, transfer or lease of assets or other form of distribution to the shareholders of Getty or to one or more third-parties or both (a "Transferee"), which Change involved a substantial portion of Getty's marketing or real estate business or assets; accordingly, all of the obligations of Getty to you set forth in the Agreement shall come into effect as of the effective date of said transaction and continue for the three-year period set forth therein.

     In consideration of the foregoing, you agree that Getty may require that, in lieu of you performing services solely for Getty, you may be required to perform services for both Getty and Transferee or solely for the Transferee, in which latter event your compensation and other benefits would be provided pursuant to the Agreement by Transferee in lieu of Getty.

     Getty also agrees that, even though you may no longer be an officer of Getty, all Getty stock option grants held by you shall immediately vest, you shall have three years from the effective date of the Change described above to exercise your options, and Getty will cause the stock option grants and plans to be amended accordingly to reflect the Change described above, including adjustments to preserve the economic value of such options and, if appropriate, allocate such value between options of Getty and/or options of Transferee in an equitable manner.

     In the event that you become an officer or employee of Transferee and Transferee fails to perform any of the obligations to you set forth in the Agreement, Getty agrees that it will perform all such obligations which Transferee did not perform.

     The agreement, as amended herein, is hereby approved and ratified and remains in full force and effect.

Very truly yours,
GETTY PETROLEUM CORP.



LEO LIEBOWITZ
President and Chief Executive Officer

Accepted And Agreed To This
_________ Date Of March, 1996.

__________________________